Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr.
(908) 298-7415
	Investor Contact:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER OF 2007
Solid Performance Continues in Third Quarter of 2007;
Company Prepares for Integration of Organon BioSciences
KENILWORTH, N.J., Oct. 22, 2007 — Schering-Plough Corporation (NYSE: SGP) today reported financial results for the third quarter of 2007 and commented on its planned acquisition of Organon BioSciences N.V. (OBS), which includes the Organon human health business and Intervet animal health business.
     “Schering-Plough has now recorded its 12th consecutive quarter of double-digit adjusted sales growth,” said Fred Hassan, chairman and CEO. “Schering-Plough’s long-term strategy continues to unfold. Our strategy to grow the top line, exercise financial discipline and expand our R&D pipeline again delivered strong results.”
     Added Hassan: “Our focus on building R&D excellence is beginning to bear fruit. With the upcoming acquisition of Organon BioSciences, we will have a total of 12 significant projects in Phase III — we will have a pipeline with a Phase III bulge. This, combined with relatively long exclusivity of our marketed product portfolio, puts Schering-Plough in a substantially stronger position in terms of its late-stage pipeline and portfolio than only four years ago,” said Hassan.
     For the 2007 third quarter, Schering-Plough reported net income available to common shareholders of $713 million or 45 cents per common share on a GAAP basis. Excluding acquisition-related items and an upfront R&D payment, earnings per share for the 2007 third quarter would have been 28 cents (see table below on page 13). For the 2006 third quarter, Schering-Plough reported net income of $287 million or 19 cents per common share on a GAAP basis.
     Net sales for the 2007 third quarter rose 9 percent on a GAAP basis and 12 percent on an adjusted basis versus the 2006 period. GAAP net sales for the 2007 third quarter totaled $2.8 billion; adjusted net sales, which includes an assumed 50 percent of global cholesterol joint venture net sales (see table below on page 12 and hereinafter referred to as “adjusted sales”) for the 2007
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third quarter would have totaled $3.5 billion compared to $3.1 billion on a similar adjusted basis in the 2006 third quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck & Co., Inc. (Merck), as the venture is accounted for under the equity method.
     Hassan noted that Schering-Plough’s expanding Phase III pipeline should provide important future strength. Schering-Plough recently advanced two compounds into Phase III trials — vicriviroc for HIV and a thrombin receptor antagonist (TRA) for atherothrombosis; both have been granted “fast track” designation by the U.S. Food and Drug Administration (FDA). The number of patients in clinical trials in 2007 has increased substantially versus 2006, and is expected to increase again next year. This level of expanded R&D is unequaled in the company’s history.
     As Schering-Plough advances in the Build the Base phase of its six- to eight-year Action Agenda, it has continued to resolve issues from the past — most recently, the dissolution in August 2007 of the FDA consent decree, first entered into in May 2002, by the U.S. District Court for the District of New Jersey (Newark).
     “This was an unprecedented and heroic achievement by our people,” said Hassan. “We are a company that stands out for injecting quality, compliance and business integrity into our DNA.”
Organon BioSciences Update
Since the March 12 announcement, Schering-Plough has made significant progress toward completing the acquisition of OBS from Akzo Nobel N.V. This includes gaining European Commission approval for the acquisition and completing most of its financing plan by securing nearly $9 billion in financing through a mix of equity and debt of varying maturities (3-30 years). The company has completed a customary consultative process with the OBS Works Council in the Netherlands in a positive manner, which will facilitate the transaction with Akzo Nobel.
     “The acquisition of Organon BioSciences will create a world-class human health business balanced by the diversification of a world-class animal health business, with its cash flow and strong operating margins,” said Hassan. “We will be focused relentlessly on doing the right things to realize the enormous long-term promise of this combination. This means focusing on top-line growth, advancing key R&D projects, continuing to achieve productivity gains across the company and forging a unified, high-performance culture.”
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     In connection with the European Commission clearance, Schering-Plough has agreed to divest certain animal health products in Europe. The divestitures are not expected to be material to the company’s financial results. Schering-Plough still needs to secure certain other regulatory approvals, including clearance from the U.S. Federal Trade Commission (FTC), and continues to expect the transaction to be completed by year-end 2007.
Third Quarter 2007 Results
For the 2007 third quarter, Schering-Plough reported net income available to common shareholders of $713 million or 45 cents per common share on a GAAP basis. Excluding acquisition-related items and an upfront R&D payment, earnings per share for the 2007 third quarter would have been 28 cents. The GAAP results include a favorable impact of 17 cents per share comprised of a net benefit of $294 million for acquisition-related items (primarily due to a mark-to-market gain on a currency option) and a charge of $20 million for an upfront licensing payment.
     For the 2006 third quarter, the company reported net income available to common shareholders of $287 million or 19 cents per common share on a GAAP basis.
     GAAP net sales for the 2007 third quarter totaled $2.8 billion, up 9 percent as compared to the third quarter of 2006. The sales growth reflects a 3 percent favorable impact from foreign exchange and a 2 percent unfavorable impact related to the reversal of accrued rebates in the 2006 third quarter for the TRICARE Retail Pharmacy Program in the United States.
     Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled $1.3 billion in the 2007 third quarter, a 26 percent increase compared to net sales of $1.0 billion in the comparable 2006 period. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted sales for the 2007 third quarter would have been $3.5 billion, a 12 percent increase, compared to $3.1 billion on a similar adjusted basis in the 2006 third quarter.
     Overall, Schering-Plough shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. Schering-Plough records its share of the income from operations in “Equity income from cholesterol joint venture,” which totaled $506 million in the
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2007 third quarter versus $390 million in the third quarter of 2006. Schering-Plough noted that it incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income from cholesterol joint venture” and are borne by its overall cost structure. There is a separate co-marketing agreement with Bayer for ZETIA in Japan, where the product was launched in June 2007.
     Sales of REMICADE increased 34 percent to $426 million in the third quarter of 2007 due to continued market growth and expanded use across indications. REMICADE is a treatment for inflammatory diseases that Schering-Plough markets in countries outside the United States (except in Japan and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis, plaque psoriasis, Crohn’s disease, pediatric Crohn’s disease and ulcerative colitis.
     Global sales of NASONEX, an inhaled nasal corticosteroid for allergies, rose 10 percent to $242 million versus the 2006 period, due to increased sales in international markets.
     Sales of PEGINTRON for hepatitis C increased 7 percent to $221 million in the 2007 third quarter due to higher sales in Latin America and emerging markets across Europe, and tempered by lower sales in Japan and the United States.
     Sales of TEMODAR, a treatment for certain types of brain tumors, grew 20 percent to $215 million due primarily to increased sales across all geographic markets, including Japan, where the product was launched in September 2006. The growth rate for TEMODAR is expected to continue to moderate as significant penetration in U.S. and EU markets has already been achieved for this product.
     Global sales of CLARINEX, a nonsedating antihistamine, in the third quarter of both 2007 and 2006 were $171 million. Higher sales of CLARINEX in international markets were offset by lower sales in the United States. International sales of prescription CLARITIN were $83 million in the third quarter of 2007 compared to sales of $74 million in the third quarter of 2006.
     Among other prescription products posting higher sales in the 2007 third quarter was the antibiotic AVELOX, up 24 percent to $78 million, as a result of increased market share.
     Consumer Health Care sales were $273 million in the 2007 third quarter, up 5 percent versus the 2006 period. The increase was primarily due to sales of MiraLAX, which was launched in February 2007 as the first Rx-to-OTC switch in the laxative category in more than 30 years; higher sales of OTC CLARITIN; partially offset by a decline in sun care sales.
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     Animal Health sales increased 8 percent to $248 million, reflecting solid growth internationally, led by the poultry, companion animal, aquaculture and swine product lines, coupled with a positive impact from foreign currency exchange rates. The growth in international markets was tempered by a decline in the United States.
     Schering-Plough incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough. As a result, Schering-Plough’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the benefit of the impact of the cholesterol joint venture’s operating results.
     On a GAAP basis, Schering-Plough’s gross margin was 67.1 percent for the 2007 third quarter as compared to 65.6 percent in the 2006 period.
     SG&A expenses were $1.3 billion in the third quarter of 2007, up 9 percent versus $1.2 billion in the prior-year period. SG&A in the third quarter of 2007 increased primarily due to increased promotional spending.
     Research and development spending for the 2007 third quarter increased to $669 million compared to $536 million in the third quarter of 2006. Included in R&D spending in the third quarter of 2007 was $20 million related to an upfront payment made for in-licensing acadesine, a Phase III cardiovascular agent for ischemia-reperfusion injury. The increase in R&D expenses was also due to higher spending for clinical trials and related activities, and investments to build greater breadth and capacity to support the dramatic expansion of Schering-Plough’s Phase III pipeline during the past 12 months.
Recent Developments
The company also offered the following summary of recent significant developments that have previously been announced, including:
•	Reported results from a Phase II clinical trial showing that vicriviroc, the company’s investigational CCR5 antagonist, demonstrated potent and sustained viral suppression through 48 weeks of therapy in treatment-experienced HIV patients. (Announced July 24)

•	Continued development of the company’s new Pharmaceutical Sciences Center in Summit, N.J. (Announced July 25)

•	Announced the dissolution of the Consent Decree of Permanent Injunction by the U.S. District Court for the District of New Jersey (Newark). (Announced Aug. 2)
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•	Completed three significant financing rounds in conjunction with the planned acquisition of Organon BioSciences N.V., including:
•	a registered public offering of 57.5 million common shares (approximately $1.5 billion) and a registered public offering of $2.5 billion of mandatory convertible preferred stock (announced Aug. 9);

•	a $1 billion 10-year U.S. bond offering and a $1 billion 30-year U.S. bond offering (announced Sept. 12); and

•	a 1.5 billion Euro seven-year bond offering and a 500 million Euro three-year bond offering (announced Sept. 26).
•	Schering-Plough/Merck Pharmaceuticals announced that a New Drug Application filing for loratadine/montelukast has been accepted by the FDA for standard review for treatment of allergic rhinitis symptoms in patients who want relief from nasal congestion. (Announced Aug. 28)

•	Announced that all of Schering-Plough’s outstanding 6% mandatory convertible preferred stock issued in 2004 converted into shares of its common stock on Sept. 14, 2007. (Announced Sept. 13)

•	Announced the initiation of two large Phase III clinical studies with vicriviroc, the company’s investigational CCR5 antagonist, administered once-daily in combination with an optimized background therapy in adult treatment-experienced HIV patients with R5-type virus only. (Announced Sept. 17)

•	Reported that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) had issued a positive opinion recommending approval of combination therapy with PEGINTRON (peginterferon alfa-2b) and REBETOL (ribavirin) for retreating adult patients with chronic hepatitis C whose previous treatment with interferon alpha (pegylated or non-pegylated) and ribavirin combination therapy or interferon alpha monotherapy did not result in a sustained response. (Announced Sept. 24)

•	Received approval from the European Commission for Schering-Plough’s planned acquisition of Organon BioSciences N.V. from Akzo Nobel N.V. (Announced Oct. 11)

•	Provided an update on the clinical development program for boceprevir, the company’s investigational oral hepatitis C protease inhibitor. In a Phase II study in treatment-naïve hepatitis C patients, boceprevir combination therapy with PEGINTRON and REBETOL achieved a high rate of early virologic response. In a second study in treatment non-responders (the most difficult-to-treat patient population), while boceprevir combination therapy with PEGINTRON and REBETOL demonstrated antiviral activity, the majority of patients did not
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achieve a sustained virologic response (SVR). No increase in skin adverse events (rash) beyond what was seen in the control group was observed in these studies. (Announced Oct. 18)
Third Quarter 2007 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 8 a.m. (EDT) to review the 2007 third quarter results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID #17949276. A replay of the call will be available beginning later today through 5 p.m. on Nov. 19. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #17949276. A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting on Oct. 22 through 5 p.m. on Nov. 19.
DISCLOSURE NOTICE: The information in this press release, the comments of Schering-Plough officers during the earnings teleconference/webcast on Oct. 22, 2007, beginning at 8 a.m. (EDT), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans; its strategies; its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda; business prospects; anticipated growth; timing and conditions of regulatory approvals and expected synergies related to the Organon BioSciences acquisition; prospective products or product approvals; trends in performance; anticipated timing of clinical trials and its impact on R&D spending; anticipated exclusivity periods; actions to enhance clinical, R&D, manufacturing and post-marketing systems; and the potential of certain products including VYTORIN and ZETIA. Actual results may vary materially from the company’s forward-looking statements, and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement. A number of risks and uncertainties could cause results to differ materially from forward-looking statements, including, among other uncertainties, market forces; economic factors such as interest rate and exchange rate fluctuations;
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obtaining regulatory approvals and satisfaction of other customary closing conditions for the Organon BioSciences acquisition; the outcome of contingencies such as litigation and investigations; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the regulatory process (including product approvals, labeling and post-marketing actions); and scientific developments relating to marketed products or pipeline projects. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Item 8.01 of the company’s 8-K filed today.
     Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its approximately 33,500 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Report for the third quarter ended September 30 (unaudited):
(Amounts in millions, except per share figures)

	Third Quarter		Nine Months
	2007	2006	2007	2006
Net sales 1/	$2,812	$2,574	$8,965	$7,944
Cost of sales 2/	925	885	2,838	2,782
Selling, general and administrative	1,262	1,158	3,833	3,467
Research and development 3/	669	536	2,071	1,557
Other income, net 4/	(390)	(37)	(451)	(89)
Special and acquisition related charges 5/	20	10	32	90
Equity income from cholesterol joint venture	(506)	(390)	(1,483)	(1,056)

Income before income taxes	832	412	2,125	1,193
Income tax expense	82	103	272	275

Net income before cumulative effect of a change in accounting principle	$750	$309	$1,853	$918

Cumulative effect of a change in accounting principle, net of tax 6/	—	—	—	(22)

Net income	$750	$309	$1,853	$940

Preferred stock dividends	37	22	80	65

Net income available to common shareholders	$713	$287	$1,773	$875

Diluted earnings per common share:
Earnings available to common shareholders before cumulative effect of a change in accounting principle 7/	$0.45	$0.19	$1.15	$0.57
Cumulative effect of a change in accounting principle, net of tax 6/	—	—	—	0.02

Diluted earnings per common share 7/	$0.45	$0.19	$1.15	$0.59

Average common shares outstanding — diluted	1,622	1,492	1,596	1,489
The company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.

1/	Net sales for the third quarter and nine months ended September 30, 2006, includes $47 million and $24 million, respectively, related to the reversal of previously accrued rebate amounts for the U.S. Government’s TRICARE Retail Pharmacy Program that a U.S. Federal court ruled pharmaceutical manufacturers were not obligated to pay.

2/	Included in costs of sales for the three and nine months ended September 30, 2006 is $43 million and $101 million, respectively, related to the manufacturing changes announced on June 1, 2006.

3/	Research and development for the three months ended September 30, 2007 includes $20 million related to an upfront payment made for licensing of a product. Research and development for the nine months ended September 30, 2007 includes $176 million related to upfront payments made for licensing of products.

4/	Included in other income, net for the three and nine months ended September 30, 2007 are mark-to-market gains of $321 million and $289 million, respectively, from Euro denominated currency options related to the planned acquisition of Organon BioSciences. Also included in other income, net for both the three and nine months ended September 30, 2007 is $7 million of losses resulting from interest rate hedge contracts also related to the planned acquisition of Organon BioSciences.
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5/	Included in special and acquisition related charges for the three and nine months ended September 30, 2007 reflects $20 million and $32 million, respectively, related to the planned acquisition of Organon BioSciences. Included in special and acquisition related charges for the three and nine months ended September 30, 2006 is $10 million and $90 million, respectively, related to the manufacturing changes announced June 1, 2006.

6/	In the first quarter of 2006, Schering-Plough adopted the provisions of SFAS 123R. As a result of this adoption, Schering-Plough recognized a non-recurring cumulative effect adjustment of $22 million of income associated with Schering-Plough’s liability-based compensation plans.

7/	Diluted earnings per common share for the three month period ended September 30, 2007 is calculated using a numerator of $731 million, which is the arithmetic sum of net income available to common shareholders of $713 million plus dividends of $18 million related to the 2004 preferred stock which are dilutive, and a denominator of 1,622 which represents the average diluted shares outstanding for the third quarter of 2007. Diluted earnings per common share for the nine month period ended September 30, 2007 is calculated using a numerator of $1.834 billion, which is the arithmetic sum of net income available to common shareholders of $1.773 billion plus dividends of $61 million related to the 2004 preferred stock, and a denominator of 1,596 which represents the average diluted shares outstanding for the nine months ended September 30, 2007. The increase in average diluted shares outstanding in the three and nine months ended September 30, 2007 is due to the 2004 preferred stock being dilutive under accounting rules. The 2004 preferred stock was not dilutive for the three and nine months ended September 30, 2006. The 2007 preferred stock was not dilutive for the three and nine months ended September 30, 2007.

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SCHERING-PLOUGH CORPORATION
Report for the period ended September 30 (unaudited):
GAAP Net Sales by Key Product

(Dollars in millions)	Third Quarter			Nine Months
	2007	2006	%	2007	2006	%

GLOBAL PHARMACEUTICALS	$2,291	$2,087	10%	$7,209	$6,350	14%
REMICADE	426	317	34%	1,193	902	32%
NASONEX	242	221	10%	821	691	19%
PEGINTRON	221	206	7%	672	629	7%
TEMODAR	215	179	20%	627	513	22%
CLARINEX / AERIUS	171	171	—	625	557	12%
CLARITIN RX	83	74	12%	297	279	7%
INTEGRILIN	78	82	(4%)	241	244	(1%)
AVELOX	78	63	24%	269	201	34%
CAELYX	64	52	23%	191	156	22%
INTRON A	61	57	7%	176	180	(2%)
REBETOL	60	72	(16%)	206	237	(13%)
SUBUTEX / SUBOXONE	55	51	8%	163	152	7%
PROVENTIL / ALBUTEROL CFC	52	45	16%	166	148	12%
ELOCON	40	36	11%	119	108	10%
ASMANEX	36	28	30%	121	68	79%
FORADIL	25	22	13%	77	66	16%
NOXAFIL	24	6	N/M	60	10	N/M
Other Pharmaceuticals	360	405	(11%)	1,185	1,209	(2%)

CONSUMER HEALTH CARE	273	259	5%	1,012	918	10%
OTC	162	138	17%	521	440	18%
OTC CLARITIN	104	95	9%	368	318	16%
Foot Care	92	92	—	272	270	1%
Sun Care	19	29	(33%)	219	208	6%

ANIMAL HEALTH	248	228	8%	744	676	10%

CONSOLIDATED GAAP NET SALES a/	$2,812	$2,574	9%	$8,965	$7,944	13%

a/	Included in consolidated GAAP net sales for the three and nine month periods ended September 30, 2006 were approximately $47 million and $24 million, respectively, related to the reversal of previously accrued rebate amounts for the U.S. Government’s TRICARE Retail Pharmacy Program that a U.S. Federal court ruled pharmaceutical manufacturers were not obligated to pay.

NOTE: Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measures
Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

	Three months ended September 30
	(unaudited)
(Dollars in millions)	2007	2006	%

Net sales, as reported	$2,812	$2,574	9%

50 percent of cholesterol joint venture net sales a/	639	505

Adjusted net sales b/	$3,451	$3,079	12%

	Nine months ended September 30
	(unaudited)
(Dollars in millions)	2007	2006	%

Net sales, as reported	$8,965	$7,944	13%

50 percent of cholesterol joint venture net sales a/	1,838	1,373

Adjusted net sales b/	$10,803	$9,317	16%

a/	Total net sales of the cholesterol joint venture for the three months ended September 30, 2007 and 2006 were $1.3 billion and $1.0 billion, respectively. Total net sales of the cholesterol joint venture for the nine months ended September 30, 2007 and 2006 were $3.7 billion and $2.7 billion, respectively.

b/	Included in adjusted net sales for the three and nine month ended September 30, 2006 are approximately $60 million and $32 million, respectively, related to the reversal of previously accrued rebate amounts for the U.S. Government’s TRICARE Retail Pharmacy Program that a U.S. Federal court ruled pharmaceutical manufacturers were not obligated to pay.

NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the Schering-Plough’s overall business. Schering-Plough believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. Schering-Plough provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of Schering-Plough’s “Equity income from cholesterol joint venture.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.
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SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measures
Net income available to common shareholders and diluted earnings per common share, excluding specified items

	Three months ended		Nine months ended
	September 30, 2007 (unaudited)		September 30, 2007 (unaudited)
	Net income	Diluted	Net income	Diluted
	available to	earnings per	available to	earnings per
	common	common	common	common
(Dollars in millions)	shareholders	share (1)	shareholders	share (1)

As reported	$713	$0.45	$1,773	$1.15
Specified items
· Upfront R&D payments	20	0.01	176	0.11

· Acquisition-related items
Gain on currency option	(321)		(289)
Integration planning costs	20		32
Ineffective portion of interest rate swaps	7		7

Total acquisition-related items	(294)	(0.18)	(250)	(0.16)

Total specified items	(274)	(0.17)	(74)	(0.05)

Excluding specified items	$439	$0.28	$1,699	$1.10

1/	Diluted earnings per common share for the three month period ended September 30, 2007 is calculated using a numerator of $731 million, which is the arithmetic sum of net income available to common shareholders of $713 million plus dividends of $18 million related to the 2004 preferred stock which are dilutive, and a denominator of 1,622 which represents the average diluted shares outstanding for the third quarter of 2007. Diluted earnings per common share for the nine month period ended September 30, 2007 is calculated using a numerator of $1.834 billion, which is the arithmetic sum of net income available to common shareholders of $1.773 billion plus dividends of $61 million related to the 2004 preferred stock, and a denominator of 1,596 which represents the average diluted shares outstanding for the nine months ended September 30, 2007. The increase in average diluted shares outstanding in the three and nine months ended September 30, 2007 is due to the 2004 preferred stock being dilutive under accounting rules. The 2004 preferred stock was not dilutive for the three and nine months ended September 30, 2006. The 2007 preferred stock was not dilutive for the three and nine months ended September 30, 2007.

NOTE: Net income available to common shareholders and diluted earnings per common share, excluding specified items are non-U.S. GAAP measures used by management in evaluating the performance of Schering-Plough’s overall business. Upfront licensing payments and acquisition-related items have been excluded from net income available to common shareholders as Schering-Plough does not consider these charges to be indicative of continuing operating results. Schering-Plough believes that these performance measures contribute to a more complete understanding by investors of the overall results of the company. Net income available to common shareholders and diluted earnings per common share, as reported, are required to be presented under U.S. GAAP.
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